Exhibit 99.1

FOR IMMEDIATE RELEASE

Immunicon Enters into Supply and Marketing License Agreement with

KREATECH for Universal Linkage System (ULS™) Technology for

Detection of Cancer Cells

Huntingdon Valley, PA, January 5, 2006 – Immunicon Corporation {NASDAQ: IMMC} announced today that it entered into a supply and marketing license agreement with KREATECH Biotechnology of Amsterdam, The Netherlands, for KREATECH’s proprietary Universal Linkage System (ULS(TM)) technology. The agreement enables Immunicon to use ULS technology in conjunction with Immunicon’s technologies. The agreement follows the successful completion of internal evaluation by Immunicon of ULS labeled centromere probes for detection of abnormalities common to cancer cells. Immunicon plans to develop assays for use in confirming whether certain cells of epithelial origin in a sample of a patient’s blood are cancerous.

Leon W.M.M. Terstappen, Immunicon’s Senior Vice President of Research and Development and Chief Scientific Officer, commented, “This represents an important technology advance for Immunicon because we have demonstrated that cells in patient blood samples can be subjected to molecular analysis after they have been processed on Immunicon’s technologies. Samples that contain as few as one circulating tumor cell (CTC) can now be analyzed for the presence or absence of chromosomal abnormalities and for experiments involving gene amplification. The increase in specificity that ULS technology provides may enable us to develop products and services in earlier stages of disease, such as initial detection of cancer and detection of cancer recurrence. Furthermore, the ability to assess amplification of specific genes in cancer cells may allow us to identify and determine the presence or absence of specific therapeutic targets.”

Byron Hewett, Immunicon’s President and CEO commented, “We are excited about the opportunity to develop and offer commercial assays incorporating KREATECH’s technology initially as a service for the benefit of pharmaceutical and biotechnology customers engaged in life science research and anti-cancer therapeutic development.”

Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. www.immunicon.com

The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company’s forward-looking statements. These factors include, but are not limited to, risks associated with: the Company’s dependence on Veridex LLC, a Johnson & Johnson company, in the field of cancer cell analysis; the Company’s capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company’s product candidates; the Company’s ability to use licensed products and to obtain new licenses from third parties; the Company’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company’s customers for the Company’s products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company’s agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company’s products; effectiveness of the Company’s products compared to competitors’ products; protection of the Company’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company’s industry. These factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. “CellSpotter” and “CellTracks” are registered trademarks and “CellTracks Analyzer II” and “AutoPrep” are trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. “CellSearch” is a trademark of Johnson & Johnson. ALL RIGHTS RESERVED.

Contact Information:	Investors/Media:
Immunicon Corporation	The Ruth Group
James G. Murphy	Jason Rando (media) 646-536-7025, jrando@theruthgroup.com
SVP of Finance & Administration, CFO	John Quirk (investors) 646-536-7029, jquirk@theruthgroup.com
215-830-0777 ext. 8313 jmurphy@immunicon.com

3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

phone	215.830.0777
fax	215.830.0751
web	www.immunicon.com